Exhibit 10.3

INCYTE CORPORATION

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the following units representing shares of common stock of INCYTE CORPORATION (“Incyte”).  Although this award is not made under the Incyte Corporation 2010 Stock Incentive Plan (the “Plan”), capitalized terms used herein without definition shall have the meanings specified in the Plan.

Date of Grant:	January 13, 2014

Name of Recipient:	Hervé Hoppenot

Total Number of Units Granted:	400,000

Vesting Commencement Date:	Not applicable

Vesting Schedule:	66,666 units vest on December 31, 2014
66,667 units vest on December 31, 2015
66,667 units vest on December 31, 2016
66,667 units vest on December 31, 2017
66,667 units vest on December 31, 2018
66,666 units vest on December 31, 2019

Dividend Equivalents:	Yes

By your signature and the signature of Incyte’s representative below, you and Incyte agree that these units are granted under and governed by the term and conditions of the Restricted Stock Unit Award Agreement (the “Agreement”) and although not granted under shall be governed by the terms and conditions of the Plan as if granted under the Plan.  The Plan and the Agreement are attached to and made a part of this document.

By signing this Notice, you further agree that Incyte may deliver by e-mail all documents related to the Plan or this award.  You also agree that Incyte may deliver these documents by posting them on a website maintained by Incyte or by a third party under contract with Incyte.  If Incyte posts these documents on a website, it will notify you by e-mail.

HERVÉ HOPPENOT	INCYTE CORPORATION

/s/ Hervé Hoppenot	By:	/s/ Paula J. Swain
Name: Paula J. Swain
Title: Executive Vice President, Human Resources

INCYTE CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

Payment

No cash payment is required for the units you receive, or for the issuance of shares of Incyte common stock on settlement of the units. You will, however, have to make arrangements acceptable to Incyte for the payment of any withholding taxes due as a result of the settlement of the units.

Vesting

The units vest as shown in the Notice of Restricted Stock Unit Award (the “cover sheet”).

No additional units will vest after your service as an employee, director, consultant or advisor of Incyte (or any subsidiary) has terminated for any reason. However, if Incyte terminates your employment other than for Cause, or you terminate employment with Incyte for Good Reason or Change of Control Good Reason (as such terms are defined in your Employment Agreement with Incyte dated                       , 2014), additional units will become vested in accordance with the provisions of such agreement.

Forfeiture

If your service as an employee, director, consultant or advisor of Incyte (or any subsidiary) terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.

Incyte determines when your service terminates for this purpose.

Leaves of Absence

For purposes of this award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Incyte in writing and the terms of the leave or applicable law requires continued service crediting. But your service terminates when the approved leave ends, unless you immediately return to active work.

Nature of Units

Your units are mere bookkeeping entries. They represent only Incyte’s unfunded and unsecured promise to issue shares of Incyte common stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of Incyte.

No Voting Rights or Dividends

Your units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of Incyte unless and until your units are settled by issuing shares of Incyte’s common stock. No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Dividend Equivalents

If your cover sheet provides for dividend equivalents, dividend equivalents will be converted into additional units based on the closing price of a share of Incyte common stock on The NASDAQ Stock Market on the dividend payment date. All dividend equivalents that attach to units granted under this Agreement will be subject to the terms and conditions of this Agreement.

Settlement of Units

Each of your units will be settled as soon as practicable after, but no later than 30 days after, the date the units vest. Notwithstanding the foregoing, if the earliest practicable settlement date is not during a “window period,” then the settlement date automatically shall be deferred to the first trading date of the first “window period” beginning after such date, provided that in no event shall the settlement date be later than March 15th of the calendar year following the calendar year in which the units vested.

At the time of settlement, you will receive one share of Incyte common stock for each vested unit.

Withholding Taxes

No stock certificates will be distributed to you unless you make acceptable arrangements, satisfactory to Incyte, to pay any withholding taxes that may be due as a result of the settlement of this award.

Units Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any of your units. For instance, you may not use your units as security for a loan. If you attempt to do any of these things, your units will immediately become invalid. You may, however, dispose of the units in your will.

Regardless of any marital property settlement agreement, Incyte is not obligated to recognize your former spouse’s interest in your units in any way.

Beneficiary Designation

You may designate a beneficiary in writing to receive your vested units in the event you die before settlement of the units. A beneficiary designation must be filed with Incyte on the proper form, and it will be recognized only if it has been received at Incyte’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Restrictions on Resale	By signing the cover sheet of this Agreement, you agree not to sell any shares of Incyte common stock issued upon settlement of the units at a time when applicable laws or Incyte policies prohibit a sale. This restriction will apply as long as you are an employee, director, consultant or advisor of the Incyte (or any subsidiary).

Retention Rights

Neither your award nor this Agreement gives you the right to be retained by Incyte (or any subsidiary) in any capacity. Incyte (and any subsidiaries) reserve the right to terminate your service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Incyte common stock, the number of your units covered by this award may be adjusted pursuant to the Plan.

Recovery and Reimbursement of Option Gain

Incyte shall have the right to recover, or receive reimbursement for, any compensation or profit realized by the issuance or settlement of units under this Agreement, or by the disposition of any shares issued upon settlement of the units, to the extent Incyte has such a right of recovery or reimbursement under applicable securities laws.

Compliance with Section 409A of the Code

Incyte intends that the vesting and settlement of the units awarded under this Agreement will qualify for an exemption from the application of, or will otherwise comply with, Section 409A of the Internal Revenue Code. Incyte reserves the right, to the extent it deems necessary or advisable, to amend this Agreement without your consent in order to maintain such qualification for exemption or compliance. By reserving this right, however, Incyte is not guarantying that Section 409A will never apply to the vesting and/or settlement of the units, or that the requirements of Section 409A will be complied with.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice of law provisions).

The Plan and Other Agreements

The text of the Incyte Corporation 2010 Stock Incentive Plan (the “Plan”) is incorporated in this Agreement by reference and attached to this Agreement. All capitalized terms not defined in this Agreement are subject to definition under the Plan. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

This Agreement, cover sheet and the Plan constitute the entire understanding between you and Incyte regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the

Agreement, this Agreement may be amended only by another written agreement, signed by you and Incyte.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.